EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. REPORTS EARNINGS FOR

FIRST QUARTER ENDED MAY 31, 2005

>>> Sales and income impacted by change in equipment supplier <<<

Houston, TX—July 15, 2005. ACR Group, Inc. (OTC-BB: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported operating results and sales for the quarter ended May 31, 2005, the first quarter of fiscal 2006. Net income for the quarter ended May 31, 2005 was $160,000, or $.01 per share, compared to $1,129,000, or $.10 per share, for the quarter ended May 31, 2004. Operating results at business units in Florida and Nevada were significantly improved over the previous year, but were offset by lower operating results at the business units based in Georgia and Colorado. As previously reported in May 2005, both sales and income at those business units were adversely affected in the first quarter by the transition to the Haier brand of HVAC equipment.

Sales for the quarter ended May 31, 2005 were $47.5 million, which was 5% less than sales in the quarter ended May 31, 2004. Excluding the two business units that changed equipment brands, sales increased 17%, and same-store sales increased 14%, in the quarter ended May 31, 2005 compared to the same quarter in 2004. For the first five months of calendar 2005, industry-wide product shipments declined 5% based on data compiled by a leading industry trade association.

Gross margin percentage on sales increased to 23.4% in the first quarter of fiscal 2006 from 22.3% in the first quarter of fiscal 2005, as the Company negotiated improved purchasing and payment terms with suppliers. The Company also recorded a loss of $205,000 on an interest rate derivative in the first quarter of fiscal 2006 resulting from a decline in long-term interest rates during the quarter.

Commenting on the Company’s first quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “We expected a challenging first quarter as our business units based in Georgia and Colorado began to stock and sell new brands of equipment. We believe that we have resolved most of the logistical issues resulting from the changes; however, it is unlikely that the sales volume at those two business units will return this year to the levels reached in fiscal 2005. On the positive side, our business units in Florida and Nevada posted very strong sales growth in the quarter and our consolidated gross margin percentage improved by more than a full point. Sales of the Haier brand of HVAC equipment at all of our business units are increasing significantly each month.”

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ACR Group, Inc.	NEWS RELEASE
July 15, 2005

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 48 branch locations that are organized into six business units covering nine states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

(financial data to follow)

CONTACTS:

Alex Trevino, Jr.	Tony Maresca
President and CEO	Sr. Vice President & CFO
ACR Group, Inc.	ACR Group, Inc.
Houston, TX	Houston, TX
713-780-8532	713-780-8532

ACR Group, Inc.	NEWS RELEASE
July 15, 2005

ACR GROUP, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands of dollars, except per share amounts)

	Quarter Ended May 31,
	2005	2004
Sales	$47,538	$50,045
Cost of sales	36,423	38,887

Gross profit	11,115	11,158

Selling, general and administrative expenses	10,275	9,007
Depreciation and amortization	228	240

Operating income	612	1,911

Interest expense	299	255
Interest derivative loss (gain)	205	(30)
Other non-operating (income)	(152)	(142)

Income before taxes	260	1,828

Provision for income taxes	100	699

Net income	$160	$1,129

Earnings per share:
Basic	$.01	$.11
Diluted	$.01	$.10

Average outstanding shares:
Basic	10,940	10,681
Diluted	11,343	10,996